Second Quarter 2020
Conference Call Script
May 5, 2020
11:00 a.m.

Whit Kincaid

Good morning. I hope everyone is safe and healthy. Thank you for joining us on Mueller Water Products’ second quarter 2020 conference call. We issued our press release reporting results of operations for the quarter ended March 31, 2020 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Scott Hall, our president and CEO, and Martie Zakas, our CFO, will be discussing the COVID-19 pandemic, our second quarter’s results and current market conditions.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website to accompany today's discussion, as well as to address forward-looking statements and our non-GAAP disclosure requirements.
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        At this time, please refer to slide 2. This slide identifies non-GAAP financial measures referenced in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. Reconciliations between non-GAAP and GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses forward-looking statements made on this call. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements. Please review slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter, unless specified otherwise, refer to our fiscal year, which ends on September 30.

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A replay of this morning’s call will be available for 30 days at 1-800-835-8069. The archived webcast and corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

I'll now turn the call over to Scott.

Scott Hall

Thanks Whit.

Thank you for joining us today. I hope everyone in the audience is doing well and is staying safe and healthy during this challenging time. Before we discuss our second quarter results for 2020, I will discuss the ongoing COVID-19 pandemic, which is affecting cities and countries around the world.
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Today's call is a little different given we have participants located in a number of locations, so I apologize in advance for any technical difficulties we may encounter.

The COVID-19 pandemic has created significant challenges for our customers, communities and employees. I am incredibly proud of how our employees have responded to the challenges. Our team members quickly stepped up to the challenge and our COVID-19 response team meets daily to share information and make quick decisions. Our most important priorities are keeping our employees safe, protecting our communities and providing support to our customers. We eliminated non-essential travel for all employees and executed remote work procedures for support staff. With a focus on employee safety and engagement, we enhanced procedures for disinfection including reinforcing hand washing at all facilities, established processes for physical distancing and increased frequency of communication to employees.

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We continue to operate as an essential business providing products and services to customers, which are needed to manage and maintain our nation’s critical water infrastructure. We implemented preparedness plans to keep teams safe while they work. These plans include operating our manufacturing plants and distribution centers with new physical distancing measures focused on safe distancing procedures and processes and usage of additional personal protective equipment. All of our facilities are operational and able to fill orders, and our teams have worked effectively to address the few temporary closures we have experienced. We continue to proactively monitor our supply chain and have not experienced any material supply chain issues since the temporary closure of our Jingmen facility, which is located near Wuhan in the Hubei Province.

Our commercial teams are focused on providing customer service, maintaining contact with our direct customers and working closely with our distributors. We have adjusted our approach to leverage digital channels and processes to fill orders as required for physical distancing.

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I am inspired by how our teams are looking for ways to support their communities. Our Albertville, Alabama product engineering team is producing 3D-printed face shields for frontline medical professionals caring for patients. The first round of face shields produced are in support of the Marshall Medical Center South in Boaz, Alabama. This contribution is important work that is providing much needed personal protective equipment for medical professionals who continue to risk their own lives to save others and battle the COVID-19 virus.

I will now touch on our second quarter performance.

I was really pleased with our strong performance in the quarter as we generated consolidated net sales growth of 10.1 percent. The increase was driven by increased shipment volumes across most of our product lines and pricing. In addition, it was a significant sequential improvement versus the 3.1 percent organic net sales growth in the first quarter of this year. The higher volumes were driven by strength in our end markets, especially residential construction. In addition, we believe
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customers increased orders in anticipation of price increases announced during the quarter.

We improved our gross margin in the quarter, despite the start-up costs associated with our large casting foundry expansion in Chattanooga and expenses associated with addressing the COVID-19 pandemic. Excluding the Krausz acquisition costs in the prior year quarter, our gross margin increased by 50 basis points. This improvement led to a 15.9 percent increase in adjusted EBITDA and 100 basis points improvement in adjusted EBITDA margin. Our strong second quarter results are a testament to the growth and performance we were delivering as well as our teams' ability to execute in an increasingly challenging environment.

I will discuss current market conditions given the COVID-19 pandemic later in the call. Although we have delivered strong sales growth through the first half of the year, we expect a material slowdown in our end markets for the rest of our fiscal year, especially residential construction. However, our municipal customers are providing critical
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water, energy and public works infrastructure services and continue to operate at reduced levels during this crisis. Due to the slowdown in orders we have seen in April, we are reviewing all aspects of our business and taking difficult, but necessary, steps including adjusting our production capacity to preserve liquidity and cash flow during this challenging period.

Before I turn the call over to Martie, who will provide more detail on our second quarter, I want to discuss why we believe that Mueller Water Products is in a much stronger position versus the last major recession.

We have impressive longevity, as we have been working with our customers for over a century to ensure that they have the vital products and services they need to deliver clean, safe drinking water. We have a strong balance sheet with ample liquidity and a net debt leverage ratio of 1.6 times at the end of the second quarter versus 3.5 times at the end of fiscal 2008. We are a more focused company after selling U.S. Pipe and Anvil, with a leading position in the water infrastructure market. Today, our end market exposure is more focused on municipal repair and
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replacement versus residential construction. Residential construction made up about 25 to 30 percent of our consolidated net sales in fiscal 2019 compared with approximately 50 percent in fiscal 2007.

We estimate 60 to 65 percent of our core products are critical to utilities to maintain their networks. This gives us a strong base of business with additional sales coming from residential construction and project-related work. As a result, we have solid cash flow generation evidenced by consistently paying a quarterly dividend, even during the Great Recession. Finally, we have addressed legacy liabilities including exiting multi-employer pension plans and settling the Walter Tax Liability with no future obligations.

In summary, despite the near-term headwinds, I am confident in the long-term prospects for Mueller Water Products as a leader in water infrastructure products and services.

With that, I’ll turn the call over to Martie.
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Martie Zakas

Thanks Scott, and good morning everyone. I hope you are all staying safe and healthy. I will begin with our second quarter consolidated GAAP and non-GAAP financial results, then review our segment performance and finish with a discussion of our cash flow, balance sheet and liquidity.

We had strong second quarter sales growth with our consolidated net sales increasing 10.1 percent, or $23.7 million, to $257.7 million. This increase was primarily driven by increased shipment volumes across most of our product lines at Infrastructure and higher pricing.

Our gross profit this quarter increased 15.0 percent, or $11.2 million, to $86.0 million with a gross margin of 33.4 percent. We improved gross margin by 140 basis points over the prior year. The improvement was primarily due to increased shipment volumes and higher pricing, which were partially offset by manufacturing performance and higher costs associated with tariffs.
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Additionally, the prior year quarter included $2.2 million of costs associated with the Krausz acquisition. Excluding this impact, we generated a 50 basis points improvement in gross margin. Cost of sales in our second quarter of 2020 included approximately $1.0 million of start-up costs associated with our large casting foundry expansion in Chattanooga.

Selling, general and administrative expenses were $49.3 million in the quarter, a $3.6 million increase over the prior year. The increase was primarily due to personnel-related costs, IT-related activities and professional fees, which were partially offset by lower T&E expenses as a result of travel restrictions and shelter-in-place orders. SG&A as a percent of net sales was 19.1 percent in the second quarter compared to 19.5 percent in the prior year.

Operating income increased 61.3 percent, or $13.6 million, to $35.8 million in the second quarter compared to $22.2 million in the prior year. Operating income included strategic reorganization and other
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charges of $900 thousand in the quarter, which are primarily related to prior restructuring activities and were $6.9 million in the second quarter of 2019.

Turning now to our consolidated non-GAAP results.

Adjusted operating income increased 17.3 percent, or $5.4 million, to $36.7 million in the quarter. The increase at Infrastructure was partially offset by a decrease in adjusted operating income at Technologies and higher corporate SG&A expenses. In addition, we estimate that expenses associated with addressing the COVID-19 pandemic impacted our consolidated adjusted operating income by approximately $800 thousand during the second quarter.

        Adjusted EBITDA for the quarter increased 15.9 percent, or $7.1 million, to $51.8 million. Adjusted EBITDA margin improved 100 basis points to 20.1 percent. Consolidated adjusted EBITDA conversion margin was 30 percent. For the last twelve months, adjusted EBITDA was $211.5 million, or 20.9 percent of net sales.
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        Income tax expense was $6.8 million, or 22.2 percent of income before tax, as compared with 26.4 percent in the prior year quarter. The lower 2020 second quarter effective tax rate is primarily due to increases in R&D tax credits and excess tax benefits from stock compensation. We anticipate that the effective tax rate will be between 23 and 25 percent in 2020.

        Our adjusted net income per share increased to $0.15 for the quarter compared to $0.12 in the prior year.

        Turning now to segment performance, starting with Infrastructure.

        Infrastructure had a very strong quarter with net sales increasing 12.2 percent, or $26.2 million, to $240.3 million. This improvement was due to increased shipment volumes and higher pricing. The increased volumes were driven by many of our core product categories including iron gate valves, hydrants, specialty valves and repair products.

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        Adjusted operating income for the quarter increased 17.1 percent, or $7.4 million, to $50.8 million. The improvement was primarily due to increased shipment volumes and higher pricing. These benefits were partially offset by higher SG&A expense, increased costs associated with tariffs, and manufacturing performance, which included approximately $1.0 million of start-up costs associated with the large casting foundry expansion in Chattanooga.

Adjusted EBITDA for the quarter increased 14.8 percent, or $8.1 million, to $62.9 million, yielding an adjusted EBITDA margin of 26.2 percent and a conversion margin of 31 percent in the quarter.

        Moving on to Technologies…

        Technologies net sales decreased $2.5 million to $17.4 million in the quarter, driven by lower shipment volumes at Metrology, which were partially offset by higher volumes at Echologics.

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        Adjusted operating loss was $4.7 million as compared with a loss of $3.6 million in the prior year, primarily due to lower shipment volumes, partially offset by favorable manufacturing performance and higher pricing.

        Technologies adjusted EBITDA was a loss of $2.6 million in the quarter, as compared with a loss of $1.7 million in the prior year.

        Moving on to cash flow. Cash used in operating activities for the six month period ended March 31, 2020 improved $26.1 million to $3.0 million as compared with $29.1 million of cash used in the prior year. Cash flow used in operating activities includes the $22.2 million payment associated with the Walter Tax settlement, which occurred in the first quarter of this year. The Company invested $22.1 million in capital expenditures during the second quarter bringing the year to date total to $37.3 million. Free cash flow for the year to date period improved $19.3 million to negative $40.3 million.

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        We have a strong balance sheet and liquidity. As a reminder, our debt includes $450 million of 5.5 percent senior unsecured notes and we also have an asset based lending agreement with up to a $175 million revolving facility. We did not have any amounts borrowed under our ABL at the quarter end. At March 31, 2020, we had total debt of $447.3 million and cash and cash equivalents of $111.3 million. At the end of the second quarter, our net debt leverage ratio was 1.6 times.

        We currently have no debt repayments prior to June 2026. Our 5.5 percent notes have no financial maintenance covenants. In addition, our asset based lending agreement is not subject to any financial maintenance covenants unless we exceed the minimum availability thresholds. We had approximately $159.0 million of excess availability, based on March 31, 2020 data, under that lending agreement. As a result, we believe that we are well positioned to face the impacts of the COVID-19 pandemic.

        I'll turn the call back to Scott to talk more about market conditions.

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Scott Hall

Thanks Martie.

        I will provide some additional insights into market conditions and how we are adapting. After that, we'll open the call up for questions.

We have withdrawn our annual guidance due to the uncertainty of the duration and magnitude of the COVID-19 pandemic, as well as the timing of the recovery. We do expect that COVID-19 will have material effects on all of our end markets in the near term.

Our primary end market is the municipal repair and replacement segment, which accounts for approximately 60 to 65 percent of consolidated net sales. Although water utilities are essential service providers, the economic and operational effects of shelter-in-place orders and physical distancing practices are being felt by all to varying degrees. They have shifted their priorities leading to delays for some ongoing projects and postponement of new projects. As a result, we expect to
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see a significant near-term sales volume decline in the project-related areas of our business, which primarily affect our metering, leak detection and specialty valve products. To be clear, we believe that the majority of our products for the municipal end market are essential for water utilities to do their planned and unplanned repair and replacement work in this environment.

Residential construction is the second largest end market for our core products and made up approximately 25 to 30 percent of consolidated net sales in 2019. Based on our organic sales growth through the first half of the year, increased housing starts and industry commentary, residential construction had strong momentum going into March of this year. However, given the economic impacts from COVID-19, we anticipate a sharp decrease in activity as new residential construction significantly slows down with builders focusing on their existing lot inventory. Our exposure to the residential construction market is much lower than it was prior to the Great Recession. Additionally, the opportunities for growth are much healthier, as average housing starts are below the long-term average and there are fewer
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developed lots in inventory. However, we believe this portion of our sales will feel the most near-term pressure driven by the sharp decrease in economic activity and high unemployment.
The smallest end market for our brass and repair products is for downstream natural gas distribution, which represents less than 10 percent of consolidated net sales. Similar to water utilities, we expect this end market to slow down with delays in some ongoing projects and postponement of new projects, but to a lesser degree. We are well positioned with many of our products being used for the mandated repair and replacement of gas distribution lines. We expect this end market to experience the least near-term pressure.

In summary, we are assuming a material slowdown in our end markets for the second half of our fiscal year, especially residential construction. Based on our current outlook, we expect our third quarter to be the most challenging quarter of this year. With our April orders down approximately 25 percent versus the prior year, we anticipate that our consolidated net sales for the third quarter could be 20 to 30 percent lower than the prior year quarter. After discussions with our
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channel partners, we expect them to meaningfully lower their inventories during the quarter. We believe that the federal government's direct and indirect efforts to support citizens and businesses will help our end markets begin to recover during the second half of the calendar year. However, the timing and magnitude of the recovery remain highly uncertain. Given our fixed cost structure, especially for our core products, the decrease in volumes will lead to a higher decline in adjusted EBITDA for the third quarter resulting in elevated decremental margins.

We are reviewing all aspects of our business and taking action as needed. This includes adjusting our production capacity to preserve liquidity and cash flow during this difficult period. In April, we began implementing temporary furloughs at some of our manufacturing plants as we adjust to market conditions and manage inventory. We have also implemented furloughs for most salaried employees, salary reductions for our senior leadership team and reduced fees for our Board of Directors. In addition to eliminating all non-critical business expenses, we are evaluating further actions as the change in market demand
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evolves. We will look to find the right balance between maximizing our cash flow from operations and continuing to invest in the business in anticipation of the markets returning to a more normalized level.

With this in mind, we are reducing our capital expenditures for the full-year 2020 to between $70 and $75 million versus our prior guidance range between $80 and $90 million. Given the strength of our balance sheet and liquidity, we will continue to prioritize completing the remaining large capital projects we reviewed last quarter. These are the specialty valve manufacturing facility in Kimball, Tennessee and brass foundry in Decatur, Illinois. However, given the timing of the completion for the brass foundry, we are pushing out some of the spending associated with this project, which could impact the completion date as well as the timing of the benefits. When it comes to our other strategic priorities, we will continue to focus on making appropriate investments to further incorporate technology into our Infrastructure products, while also modernizing our manufacturing facilities and operations.

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Given the liquidity position on our balance sheet, our capital allocation priorities will continue to focus on capital investments and returning cash to shareholders through our quarterly dividend. We recently approved our quarterly dividend which is payable in May. We did allocate $5 million towards share repurchases in February prior to the pandemic. However, after further review, we are temporarily suspending our share repurchase program to provide additional flexibility. We are reviewing our M&A priorities and anticipate that discussions will continue, but do not expect to execute anything in the near-term. We will continue to review our overall approach to capital allocation as we learn more about the length, severity and recovery of the crisis.

In conclusion, we are continuing to stay abreast of the events surrounding COVID-19, knowing that the situation is very fluid. As events unfold, we will take action as needed. Our most valuable assets are our employees and our customers, and their respective communities depend on us. During this critical time, we will continue to work to protect our workforce and ensure that our customers have the vital infrastructure and emergency repair products and services they require to continue delivering clean, safe drinking water.
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And with that, Operator, please open the call for questions.

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